ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), made as of this 3rd day of April, 2008, is by and between EBC SOUTHWEST FLORIDA, INC., an Arkansas corporation (“Seller”), LUKEN COMMUNICATIONS, LLC, a Tennessee limited liability company (“Buyer”), and Henry Luken, an individual, for the limited purpose set forth under Section 4.8.

PRELIMINARY STATEMENT

Seller owns and operates the following television broadcast station (collectively, the “Stations”) pursuant to FCC Licenses issued by the Federal Communications Commission (the “FCC”):

WUVF-CA (Facility ID No. 71138), licensed to Naples, Florida;

WLZE-LP (Facility ID No. 41376), licensed to Fort Myers, Florida;

WBSP-CA (Facility ID No. 64580), licensed to Naples, Florida;

WEVU-CA (Facility ID No. 64579), licensed to Fort Myers, Florida; and

WTLE-LP (Facility ID No. 36967), licensed to Fort Myers, Florida.

Subject to the terms and conditions set forth herein, Seller desires to assign to Buyer, and Buyer desires to acquire from Seller, all of the assets used or useful in the business and operation of the Stations on the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the statements above and the mutual agreements and covenants contained in this Agreement, the parties to this Agreement, intending to be bound legally, hereby agree as follows:

SECTION 1 - DEFINITIONS

1.1 Certain Defined Terms. The terms set forth on Exhibit A hereto, as used in this Agreement, have the meanings set forth in Exhibit A.

1.2 Rules of Construction. A reference to one gender shall include any other gender. The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. Except as specifically otherwise provided in this Agreement, a reference to a Section, the Schedules or any Exhibit is a reference to a Section of this Agreement or the Schedules or Exhibits hereto, and the terms “hereof,” “herein,” and other like terms refer to this Agreement as a whole, including the Schedules and Exhibits to this Agreement. All references to “Dollars” and “$” refer to the currency of the United States.

1.3 Sections. The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

SECTION 2 - PURCHASE AND SALE

2.1 Purchase and Sale of the Assets. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to transfer, convey, assign and deliver to Buyer on the Closing Date, and Buyer agrees to acquire, substantially all of the assets used or useful in the business or operation of the Stations, but excluding the Excluded Assets (such assets being conveyed being collectively referred to herein as the “Assets”), free and clear of any Lien, except for Permitted Liens, including, without limitation, the following:

(a) the Tangible Personal Property;

(b) the Real Property;

(c) the Assumed Contracts;

(d) the FCC Licenses;

(e) the Intangibles;

(f) the Internet Websites;

(g) the deposits and prepaid expenses related to the Stations as allocated in accordance with Section 2.5(a);

(h) the FCC logs and all records required by the FCC to be kept by the Stations, all other books and records relating to the Stations, including, without limitation, executed copies of the Assumed Contracts and account books;

(i) the claims and rights against third parties if and to the extent they relate to or affect the business or operation of the Stations after the Effective Time, including, without limitation, all rights under manufacturers' and vendors' warranties relating to the Assets; and

(j) all goodwill related thereto.

2.2 Excluded Assets. The Assets shall not include the following assets and properties of Seller (the “Excluded Assets”):

(a) cash and cash equivalents;

(b) Accounts Receivable;

(c) contracts of insurance and insurance plans;

(d) Employee Contracts and other Contracts that are not Assumed Contracts (collectively, the “Excluded Contracts”);

(e) Seller's corporate records that pertain to internal corporate matters of Seller;

(f) the Employee Plans and Employee Benefits; and

(g) the assets of Seller located at Seller’s or Seller’s Affiliate’s master control facility located in Little Rock, Arkansas.

2.3 Assumption of Liabilities and Obligations.

(a) As of the Closing Date, Buyer shall assume and undertake to pay, discharge and perform only the obligations and liabilities of Seller under the Assumed Contracts and the FCC Licenses that relate to the period on and after the Effective Time and arise out of events related to Buyer's ownership of the Assets or Buyer's operation of the Stations on and after the Effective Time (the “Assumed Liabilities”):

(b) Seller shall retain all liabilities of Seller not expressly assumed by Buyer as an Assumed Liability (the “Retained Liabilities”).

2.4 Purchase Price. As consideration for the sale of the Assets pursuant to the terms and subject to the conditions hereof, at the Closing, Buyer shall pay to, and for the benefit of Seller, by wire transfer of immediately available funds to such account for which instructions are delivered by Seller to Buyer not less than three (3) days prior to the Closing, a total aggregate amount equal Eight Million Dollars and No/100s ($8,000,000.00), subject to adjustment pursuant to Section 2.5 and 2.6 hereof (the “Purchase Price”). In addition, the Purchase Price will be increased and paid by Buyer to Seller based on the performance and/or future sale of the Stations as follows:

(a) If, within the first 12 month period following Closing, Buyer enters into an agreement to assign the Stations, collectively or individually, to an unaffiliated third party, fifty percent (50%) of the proceeds of the purchase price from that transaction that are of an amount greater than the Purchase Price referenced herein shall be paid to Seller within three (3) business days after closing on the future sale.

(b) If, within the second 12 month period following Closing, Buyer enters into an agreement to assign the Stations, collectively or individually, to an unaffiliated third party, twenty five percent (25%) of the proceeds of the purchase price from that transaction that are of an amount greater than the Purchase Price referenced herein shall be paid to Seller within three (3) business days after closing on the future sale.

2.5 Prorations and Adjustments at Closing.

(a) All revenues and all expenses arising from the Assets shall be allocated between Buyer and Seller in accordance with generally accepted accounting principles, consistently applied, and to effect the principle that Seller shall receive all revenues and shall be responsible for all expenses, costs and liabilities related to the period prior the Effective Time, or arising out of events related to Seller's ownership of the Assets or Seller's operation of the Stations prior the Effective Time, and Buyer shall receive all revenues and shall be responsible for all expenses, costs and obligations related to the period on and after the Effective Time and arising out of events related to Buyer's ownership of the Assets or Buyer's operation of the Stations on or after the Effective Time.

(b) Notwithstanding anything else in this Section 2.5 to the contrary, there shall be no prorations or adjustment pursuant to Section 2.5(a) for, and Seller shall remain solely liable with respect to, the Excluded Assets and Retained Liabilities.

2.6 Post-Closing Adjustment.

(a) Not less than ten (10) Business Days prior to the Closing Date, Seller shall deliver to Buyer its good faith estimate of the prorations and adjustments to be made with respect to the Purchase Price calculated in accordance with Section 2.5 hereof, including all estimated accrued liabilities and the deposits and prepaid expenses allocated in accordance with Section 2.5(a) (the “Preliminary Adjustment Statement”). Seller shall, upon delivery of such Preliminary Adjustment Statement, permit Buyer and its representatives reasonable access to the accounting records and accountant work papers (if any) used in connection with the preparation of the Preliminary Adjustment Statement. The Preliminary Adjustment Statement shall be prepared in accordance with generally accepted accounting principles, consistently applied.

(b) Within thirty (30) days after the Closing Date, Seller shall prepare and deliver to Buyer an itemized list of the final prorations and adjustments calculated in accordance with Section 2.5 (the “Closing Adjustment Statement”). The Closing Adjustment Statement shall include a description of the net amount payable by Buyer or Seller as an adjustment pursuant to Section 2.5 hereof (the “Closing Adjustment Amount”). The Closing Adjustment Statement shall be prepared in accordance with generally accepted accounting principles, consistently applied. Seller shall, upon delivery of such Closing Adjustment Statement, permit Buyer and its representatives reasonable access to the accounting records and accountant work papers (if any) used in connection with the preparation of the Closing Adjustment Statement.

(c) Within thirty (30) days after the date the Closing Adjustment Statement is delivered to Buyer, Buyer shall complete its examination of the Closing Adjustment Statement and shall deliver to Seller either (i) the written acknowledgement of its acceptance of the Closing Adjustment Statement and the Closing Adjustment Amount, or (ii) a written report setting forth any proposed adjustments to the Closing Adjustment Statement and the Closing Adjustment Amount (the “Adjustment Report”). In the event Buyer, within such thirty (30) day period, fails to deliver an Adjustment Report, the Closing Adjustment Statement shall be deemed to be correct and the Closing Adjustment Amount to have been finally determined for purposes of Section 2.6(e) hereof.

(d) In the event Seller and Buyer fail to agree on any or all of the proposed adjustments to the Closing Adjustment Amount contained in the Adjustment Report within thirty (30) days after Buyer receives the Adjustment Report, then any party hereto may retain a nationally-recognized independent certified public accounting firm as may be mutually agreed upon by the parties of the need for its services as an independent auditor and not for Seller or Buyer (the “Independent Auditor”). The Independent Auditor shall be instructed to make the final determination with respect to the correctness of the Adjustment Report in accordance with the terms and provisions of this Agreement within thirty (30) days after the submission thereof. The decision by the Independent Auditor as to the adjustments that should be made to the Closing Adjustment Statement (the “Final Adjustment”) shall be final and binding on Seller and Buyer. Buyer and Seller shall share equally the costs and expenses of the Independent Auditor but each party hereto shall bear its own legal and other expenses, if any.

(e) The term “Final Adjustment Statement” shall mean the Closing Adjustment Statement delivered by Buyer pursuant to Section 2.6(b), as adjusted, if at all, pursuant to this Section 2.6; the term “Final Adjustment Amount” shall mean the amount determined from the Final Adjustment Statement; and the date on which the Final Adjustment Statement is finally determined pursuant to this Section 2.6(e) shall hereinafter be referred to as the “Adjustment Settlement Date.” The Final Adjustment Amount shall be paid by the party owing the debt to the party owed the debt within five (5) Business Days after the Adjustment Settlement Date.

(f) Any payments required pursuant to Section 2.6(e) shall be made by wire transfer of immediately available funds for credit to the party hereto owed the debt in accordance with wire transfer instructions provided by such recipient in writing.

(g) If either Buyer or Seller fails to pay when due any amount under this Section 2.6, interest on such amount will accrue from the date payment was due and be payable until paid at the per annum rate of the “prime rate” as published in the Money Rates column of the Eastern Edition of The Wall Street Journal (or the average of such rates if more than one rate is indicated) plus two percent (2%) and shall be payable upon demand.

2.7 Allocation of Purchase Price. Seller shall prepare an allocation of the Purchase Price among the Assets (the “Allocation”), no later than ten (10) days prior to the Closing Date. The Allocation shall be subject to Buyer’s consent, which consent shall not be unreasonably withheld. Seller and Buyer hereby agree that the Allocation shall be final and conclusive with respect to the allocation of the Purchase Price among the Assets, and Seller and Buyer hereby further agree (a) to use the Allocation for all accounting, financial reporting and Tax purposes; (b) that any Tax Returns or other Tax information they may file or cause to be filed with any governmental agency or fiscal intermediary shall be prepared and filed in a manner consistent with such Allocation; and (c) in furtherance of the foregoing and to the extent required, they will each properly and timely file Form 8594 in accordance with Section 1060 of the Code.

2.8 Transfer Taxes. All recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes, duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement or the transactions contemplated hereby but excluding all income taxes and other fees based upon gain realized by Seller as a result of the sale of the Assets (collectively, “Transfer Taxes”) shall be borne equally by Buyer on the one hand, and Seller on the other hand.

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

3.1 Organization, Qualification and Authority. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Arkansas and duly qualified to do business and is in good standing as a foreign corporation in the State of Florida. Seller has the requisite power and authority to own and operate the Assets, to carry on the business and operation of the Stations and to execute, deliver and perform this Agreement and the documents contemplated hereby according to their respective terms.

3.2 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by Seller have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the enforceability of this Agreement may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

3.3 Absence of Conflicting Agreements; Consents. Except as set forth in Schedule 3.3, subject to the receipt of the FCC Consent, the execution, delivery and performance by Seller of this Agreement (with or without the giving of notice, the lapse of time, or both), and the consummation by Seller of the transactions contemplated hereby: (a) does not require the consent of any third party; (b) will not conflict with the Certificate of Incorporation and Bylaws of Seller; (c) will not conflict in any material respect with, result in a material breach of or constitute a material default under (i) any Applicable Law of any Governmental Authority applicable to Seller or (ii) any Contract; and (d) will not result in the creation of any Lien on the Assets other than Permitted Liens. Seller is not a party to, nor is Seller bound by, any agreement or commitment that prohibits the execution and delivery by Seller of this Agreement or the consummation of the transactions by Seller contemplated hereby.

3.4 FCC Licenses.

(a) Schedule 3.4 identifies and includes an accurate and complete list of all FCC Licenses. Each FCC License is in full force and effect and the Seller is the authorized legal holder thereof. The FCC Licenses listed on Schedule 3.4 constitute all of the licenses and authorizations required under the Communications Act or the current rules, regulations and policies of the FCC for the Stations. The conduct of the business and operation of the Stations is in accordance with the FCC Licenses and the Communications Act or the current rules, regulations and policies of the FCC for the Stations.

(b) Schedule 3.4 sets forth a true, correct and complete list of any and all material pending applications filed with the FCC with respect to the Stations, true, correct and complete copies of which have been delivered by Seller to Buyer.

(c) There is not pending or, to Seller's Best Knowledge, threatened investigation or proceeding by or before the FCC, nor any pending or, to Seller's Best Knowledge, threatened order to show cause, notice of violation, notice of apparent liability, notice of forfeiture or complaint by, before or with the FCC with respect to Seller or any or all the Stations. There are no facts, conditions or events relating to Seller or the Stations that would disqualify Seller under the Communications Act or the existing rules, regulations and policies of the FCC as assignor of the FCC Licenses as provided in this Agreement or from obtaining the FCC Consent to the transactions contemplated herein within the times contemplated herein.

(d) All returns, reports and statements that Seller is required to file with FCC or Federal Aviation Administration have been filed in a timely manner and such returns, reports and statements are true, correct and complete.

(e) The Stations is in compliance with all rules and regulations of the Federal Aviation Administration. Each Class A Station license held by Seller is in compliance with the requirements of Section 73.6001(b) of the FCC’s rules.

3.5 Real Property.

(a) Schedule 3.5 contains an accurate and complete list of all Real Property. There is no owned Real Property used or useful in the operation of the Stations. Seller has good leasehold title to the leasehold interests included in the Real Property, free and clear of all Liens, except Permitted Liens. The Real Property listed in Schedule 3.5 includes all real property used or useful in the business and operation of the Stations.

(b) There are (i) no actual, pending or, to Seller's Best Knowledge, threatened impositions or assessments for public improvements with respect to any Real Property for which Seller would be liable or which would be a Lien on the Real Property, other than Permitted Liens; (ii) no improvements constructed or, to Seller's Best Knowledge, planned that would be paid for by means of public assessments upon any Real Property for which Seller would be liable or which would be a Lien on the Real Property; and (iii) no completed, pending or, to Seller's Best Knowledge, threatened or contemplated condemnation proceeding affecting any Real Property or any part thereof or of any sale or any disposition of any Real Property or any portion thereof in lieu of condemnation.

(c) All buildings, towers, fixtures, fittings, antenna and other improvements owned or leased by Seller included within the Assets are in good working order for the purposes for which they are currently used by Seller (ordinary wear and tear excepted) and are located on the Real Property.

(d) The Real Property is accessible directly by a public right of way. The current use by Seller of the Real Property is in compliance with applicable zoning and land-use laws.

3.6 Tangible Personal Property. Schedule 3.6 lists all items of Tangible Personal Property included in the Assets. Seller owns and has good title to the Tangible Personal Property listed thereon and none of the Tangible Personal Property is subject to any conditional sale or other title retention agreement or any Liens, except for Permitted Liens. All items of Tangible Personal Property are in good operating condition (ordinary wear and tear excepted). The Tangible Personal Property included in the Assets includes all tangible personal property used or useful in the business and operation of the Stations.

3.7 Assumed Contracts. Schedule 3.7 includes a complete list of all Assumed Contracts. Except as set forth in Schedule 3.7, the Assumed Contracts constitute all Contracts used or useful in the business and operation of the Stations. Seller has delivered or made available to Buyer true, correct and complete copies of all written Assumed Contracts listed on Schedule 3.7 and accurate descriptions of all oral Assumed Contracts listed on Schedule 3.7. Seller is not in default under any Assumed Contract (and no event has occurred that with the giving of notice or passage of time, or both, would constitute such a default) and, to Seller's Best Knowledge, no other party to any such Assumed Contract is in default thereunder (and, to Seller's Best Knowledge, no event has occurred that with the giving of notice or passage of time, or both, would constitute such a default). The Assumed Contracts (and Excluded Contracts) constitute all of the contracts used or useful in the business and operation of the Stations. Schedule 3.7 includes a complete list of all Excluded Contracts. Each Assumed Contract is legal, valid, binding, enforceable and in full force and effect.

3.8 Intangibles. Schedule 3.8 is a complete list of all of the Intangibles (exclusive of the FCC Licenses). Seller has provided or made available to Buyer copies of all documents establishing or evidencing the Intangibles listed on Schedule 3.8. Seller has not received any notice or demand alleging that Seller or the Stations is infringing upon any trademarks, trade names, service marks, service names, copyrights or similar intellectual property rights owned by any other Person and, to Seller's Best Knowledge, there is no basis for any such notice or demand. The Intangibles include all of the intangibles used or useful in the business and operation of the Stations.

3.9 Financial Statements. Attached hereto as Schedule 3.9 are true, correct and complete copies of the financial statements of Seller with respect to its operation at the Stations as at December 31, 2007, the statement of income with respect to its operation at the Stations as at and for the twelve (12) month period ended December 31, 2007, and the balance sheet and statement of income for the two months ended February 29, 2008 (collectively, the “Financial Statements”). Except as set forth on Schedule 3.9, the Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied, and present fairly in all material respects the financial condition of Seller with respect to the Stations as at their respective dates and the results of operations for the periods then ended.

3.10 Taxes and Tax Returns. All Tax Returns have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed and all Taxes shown on such Tax Returns have been properly accrued or timely paid in full to the extent such Taxes have become due. There are no Liens on any of the Assets in connection with any failure (or alleged failure) to pay any Tax related to the Stations.

3.11 Insurance. Schedule 3.11 is a true, correct and complete list of all insurance policies with respect to the Stations. All policies of insurance listed in Schedule 3.11 are in full force and effect.

3.12 Personnel. The written or oral contract of employment (“Employee Contracts”) with any employee of Seller employed in connection with the Stations (collectively, the “Employees”) are listed and described in Schedule 3.12. Seller is not a party to or subject to any collective bargaining agreements with respect to the Stations and no labor union or other collective bargaining unit represents or, to Seller's Best Knowledge, claims to represent any of the employees of the Stations. Except for those Employee Plans described on Schedule 3.12, Seller maintains no other Employee Plans for the benefit of the Employees. Schedule 3.12 includes a true, correct and complete list of all Employees, and their compensation (including bonuses) and accrued vacation and sick days, if any (collectively, the “Employee Benefits”). The Employee Contracts, Employee Plans and Employee Benefits described in Schedule 3.12 are Excluded Assets and Retained Liabilities.

3.13 Claims and Legal Actions. There is no claim, legal action, counterclaim, suit, arbitration, or other legal, administrative or tax proceeding, nor any order, decree or judgment, in progress or pending, or to Seller's Best Knowledge threatened, against Seller, the Assets or the Stations.

3.14 Compliance with Laws. Except as otherwise set forth herein, and to Seller’s Best Knowledge, Seller is in compliance in all material respects with the FCC Licenses and all Applicable Law with respect to the Stations.

3.15 Conduct of Business in Ordinary Course. Except as set forth on Schedule 3.15, from February 29, 2008 through the date of this Agreement, to Seller's Best Knowledge, Seller's operation with respect to the Stations has been in the ordinary course and Seller has not:

(a) made any sale, assignment, lease or other transfer of any of Seller's properties other than in the normal course of business with suitable replacements being obtained therefore;

(b) incurred loss of, or injury to, any of the Assets or waived any rights of material value;

(c) mortgaged, pledged or subjected to any Lien any of its Assets, other than Permitted Liens;

(d) made any change in any method of accounting or accounting practice;

(e) incurred any liability except in the ordinary course of business or as expressly permitted or disclosed elsewhere in this Agreement;

(f) conducted business and operation of the Stations in any manner inconsistent with its past practices;

(g) transferred to any Affiliate of Seller any right, property or interest which is necessary or useful in the operation of the Stations; or

(h) suffered or incurred any event or circumstance that has had or would be reasonably expected to result in a Material Adverse Effect on (i) the ability of Seller to perform its obligations under this Agreement or (ii) the Stations or the Assets.

3.16 Environmental Matters.

(a) Seller has delivered to Buyer true, correct and complete copies of all environmental assessments, reports, studies, and investigations related to the Real Property that Seller has received or caused to be conducted.

(b) (i) To Seller's Best Knowledge, no Hazardous Substances are located on or under the Real Property.

(ii) There are, to Seller's Best Knowledge, no underground storage tanks on the Real Property and any removal by Seller of any underground storage tanks which existed on the Real Property was pursuant to and in compliance with the Applicable Environmental Laws.

(iii) To Seller's Best Knowledge, the equipment or improvements on the Real Property do not contain any asbestos or polychlorinated biphenyls that would constitute a violation of, or noncompliance with, any Applicable Environmental Law.

(iv) Seller is subject to no agreements, consent orders, decrees, judgments, license or permit conditions or other directives of any Governmental Authority or Person that are based on or arise out of Applicable Environmental Laws and relate to the Assets or the Stations.

(v) Seller has given to pertinent Governmental Authorities all notices required pursuant to Applicable Environmental Laws in connection with the Stations and the Real Property. Seller has not received any claim, order or notice of violation or noncompliance from, or been the subject of any regulatory audit or investigation (other than any periodic investigation or inspection of a routine nature) by, any Governmental Authority or Person in connection with the Stations and the Real Property that is based on or arise out of Applicable Environmental Laws.

(vi) No consent or approval is needed from any Governmental Authority under any Applicable Environmental Laws for the transfer of the Assets from Seller to Buyer. Neither the execution of this Agreement nor the closing of the transactions contemplated hereby will violate any Applicable Environmental Laws in any material respect.

(vii) Seller's ownership and operation of the Assets has been and is in compliance with all Applicable Environmental Laws.

3.17 No Broker. Except for Patrick Communications L.L.C., neither Seller nor any other Person acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement. Seller shall pay all fees, expenses and commissions of Patrick Communications L.L.C.

3.18 Transactions with Affiliates. Except as set forth in Schedule 3.18, Seller is not a party, directly or indirectly, to any contract, lease, arrangement or transaction which is material to the Stations, whether for the purchase, lease or sale of property, for the rendition of services or otherwise, with any Affiliate of Seller, or any officer, director, employee, proprietor, partner or shareholder of Seller and no such Person has any interest in or right to any of the Assets. The terms and conditions of the transactions involving Seller and any Affiliate of Seller which are identified on Schedule 3.18 are described briefly therein.

3.19 Good Title Conveyed; Required Consents. Subject to the receipt of the FCC Consent and the Required Consents, Seller has complete and unrestricted power and the unqualified right to sell, transfer, assign, convey and deliver to the Buyer, and upon consummation of the transaction contemplated by this Agreement Buyer will acquire, good title to the Assets, and good and marketable title to the Real Property, in each case free and clear of all Liens other than Permitted Liens. All Required Consents are listed in Schedule 3.19. Except as noted on Schedule 3.19, Seller is and always has been in sole and exclusive possession, and the sole and exclusive owner of, the Assets, free and clear of any restrictions on transfer, taxes, Liens, purchase rights, contracts, commitments, equities, claims, or demands.

3.20 Assets of the Business. The Assets, together with the Excluded Assets, comprise all of the assets used and useful in the business and operation of the Stations.

3.21 No Restrictions. Other than as listed and described in Schedule 3.21, there are no Contracts or other arrangements to which Seller is a party that prohibit or restrict (i) the Stations’ ability to compete in any business anywhere in any geographic area, (ii) the customers with which the Stations may do business, or (iii) the prices the Stations may charge

3.22 Untrue Statements. No statement by Seller contained in this Agreement (including the Exhibits and Schedules hereto) and no written statement contained in any certificates required to be delivered pursuant to or in connection herewith contains or will contain any untrue statement of a material fact, or is incomplete in any material respect.

SECTION 4 - REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1 Organization, Standing and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Tennessee. Buyer is or as of Closing will be duly qualified to conduct business in each jurisdiction in which such qualification is necessary for Buyer to own the Assets and operate the Stations and conduct the business of the Stations. Buyer has the requisite power and authority to (a) execute, deliver and perform this Agreement and consummate the transactions contemplated hereby, (b) own the Assets, subject to obtaining the FCC Consent, and (c) hold the FCC Licenses, subject to obtaining the FCC Consent.

4.2 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability of this Agreement may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

4.3 Absence of Conflicting Agreements and Required Consents. Subject to the receipt of the FCC Consent, the execution, delivery and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time or both): (a) do not require the consent of any other Person; (b) will not conflict with the Certificate of Incorporation or the Bylaws of Buyer; and (c) will not conflict in any material respect with, result in a material breach of or constitute a material default under any Applicable Law or any material contract or agreement to which Buyer is a party.

4.4 Buyer Qualifications. To Buyer's Knowledge, no fact or circumstance exists relating to the FCC qualifications of Buyer that (a) could reasonably be expected to prevent or delay the FCC from granting the Assignment Application or (b) would otherwise disqualify Buyer as the licensee of the Stations.

4.5 Bankruptcy. No insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Buyer are pending or, to Buyer's Best Knowledge, threatened, and Buyer has not made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of such insolvency proceedings.

4.6 No Broker. Neither Buyer nor any other Person acting on behalf of Buyer has incurred any liability for any finders' or brokers' fees or commissions in connection with this Agreement or the transactions contemplated hereby.

4.7 Untrue Statements. No statement by Buyer contained in this Agreement and no written statement contained in any certificates required to be delivered pursuant to or in connection herewith contains or will contain any untrue statement of a material fact, or is incomplete in any material respect.

4.8 Guaranty. Henry Luken, by his execution of this Agreement, hereby absolutely and unconditionally guarantees the full performance by the Buyer of its obligations concerning payment of the Purchase Price as set forth under Section 2.4, herein.

SECTION 5 - OPERATION OF THE STATION PRIOR TO CLOSING

5.1 Generally.

(a) During the period commencing on the date hereof and ending on the earlier of the Closing Date or the Termination Date, Seller shall operate and control the Stations in all material respects in the ordinary course of business and refrain from any extraordinary transactions (except where such conduct would conflict with the other covenants set forth in this Section 5.1 or with Seller's other obligations under this Agreement) in all cases in accordance with the covenants contained in this Section 5.

(b) Seller shall maintain and repair the Assets, maintain inventory of supplies, parts and other materials and keep books of account, records and files, in each case in the ordinary course of business consistent with past practice.

(c) Seller shall continue to operate and control the FCC Licenses in accordance with the terms thereof and in compliance with all Applicable Law. Seller shall execute and file promptly all necessary applications for renewal of the FCC Licenses and timely file with the FCC all required reports and pay all required annual regulatory fees for the operation of the Stations. Seller will deliver to Buyer, within ten (10) Business Days after filing, copies of any reports, applications or responses to the FCC related to the Stations which are filed prior to the Closing Date.

(d) Prior to the Closing Date, except as otherwise permitted by any provision of this Section 5, Seller shall not, without the prior written consent of Buyer:

(i) incur any receivables relating to the Stations other than in the ordinary course of the Stations consistent with past practice, including, without limitation, in respect of the amount and nature of such receivables;

(ii) apply to the FCC for or seek to amend any construction permit or other pending application that would restrict the Stations’ operation or make any material change in the Stations' buildings, leasehold improvements or fixtures that is not in the ordinary course of business, except when such change is necessary to maintain or continue the transmission of the Stations' signal at substantially the same power and strength and interference level as transmitted on the date hereof,

(iii) enter into, renew, amend or modify any contract, lease, license or other agreement unless such document is either (1) subject to termination on thirty (30) days notice, (2) will be fully performed and satisfied on or prior to the date thirty (30) days following its execution or (3) an Excluded Contract;

(iv) assign, lease or otherwise transfer or dispose of any of the Assets, except in connection with the acquisition of replacement property of equivalent kind and use; or

(v) except as required by Applicable Law or existing contract, (A) hire any employee except in the ordinary course of business, or (B) enter into, renew, amend or modify any contract of employment, collective bargaining agreement or other labor contract.

(e) Prior to the Closing Date, Seller will deliver copies of all Contracts entered into by Seller with respect to the Stations between the date of this Agreement and the Closing Date; such delivery to be made promptly after such Contracts are entered into.

5.2 Insurance. Seller shall maintain the existing insurance policies on the Assets or other policies providing substantially similar coverages until the Closing.

5.3 Financial Information. Seller shall furnish Buyer, within thirty (30) days after the end of each month ending between the date of this Agreement and the Closing, an unaudited statement of income and expense for the Stations and such other financial information relating to the Stations as Buyer may reasonably request.

5.4 Notice of Certain Matters. Seller shall give prompt written notice to Buyer and Buyer shall give prompt written notice to Seller of any failure of Seller or Buyer, as the case may be, to comply with or satisfy any representation, warranty, covenant, condition or agreement to be complied with or satisfied by it hereunder.

5.5 Notice of Proceedings. Seller and Buyer shall promptly notify the other in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any Governmental Authority of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or the transactions contemplated hereby. Seller and Buyer will each use commercially reasonable efforts to contest, defend and resolve any such suit, proceeding or injunction brought against it so as to permit the prompt consummation of the transactions contemplated hereby. Seller shall notify Buyer promptly of any material action filed or threatened against the Stations or the Assets.

5.6 Employees. Buyer is not required to assume any Employees. No later than thirty (30) days prior to the Closing Date, Seller shall provide to Buyer a list of all Employees then employed at the Stations. Buyer shall, prior to the Closing Date, (i) notify Seller in writing of the names of the Employees that Buyer intends to hire, and (ii) in the sole discretion of Buyer, offer employment to such Employees. Each employee who accepts Buyer's offer of employment shall be referred to herein as a “Buyer Employee”. Seller shall, immediately prior to the Closing Date, terminate each Employee with respect to their employment as it relates to the Assets and the Stations. Notwithstanding anything to the contrary contained herein, unless otherwise provided under the terms of a written employment agreement, each Buyer Employee shall be employed by Buyer on an at-will basis and nothing shall prohibit Buyer from terminating such employment at any time after the Closing. Buyer shall provide such benefits to the Buyer Employees as Buyer, in its sole discretion, determines.

5.7 WARN Act. Buyer and Seller agree to cooperate in good faith to determine whether any notification may be required under the WARN Act, as a result of the transactions contemplated under the Agreement and, if such notices are required, to provide such notice in a manner that is reasonably satisfactory to each of the parties hereto.

SECTION 6 - SPECIAL COVENANTS AND AGREEMENTS

6.1 FCC Consent.

(a) The assignment of the FCC Licenses from Seller to Buyer as contemplated by this Agreement is subject to the prior consent and approval of the FCC.

(b) Within five (5) Business Days after the date hereof, Seller and Buyer shall prepare and file with the FCC the Assignment Application. The parties shall thereafter prosecute the Assignment Application with commercially reasonable diligence and otherwise use their commercially reasonable efforts to obtain the grant of the Assignment Application as expeditiously as practicable. Each party hereto will promptly provide to the other party hereto a copy of any pleading, order or other document served on them relating to such Assignment Application.

(c) Each party hereto agrees to comply with any condition imposed on it by any FCC Consent, except that no party hereto shall be required to comply with a condition if compliance with the condition would have a material adverse effect upon it. Buyer and Seller shall oppose any petitions to deny or other objections filed with respect to the application for any FCC Consent and, to the extent agreed upon by Buyer and Seller any requests for reconsideration or review of any FCC Consent.

(d) If the Closing shall not have occurred for any reason within the original effective period of any FCC Consent, and none of the parties shall have terminated this Agreement under Section 9, the parties hereto shall jointly request an extension of the effective period of such FCC Consent. No extension of the effective period of any FCC Consent shall limit the exercise by any party hereto of its right to terminate the Agreement under Section 9 hereof. All FCC filing fees shall be paid equally by Buyer and Seller.

6.2 Third Party Consents. Seller shall obtain the Required Consents in a form and substance reasonably acceptable to Buyer, together with any other third party consent that may be necessary in connection with the transactions contemplated herein. In addition, Seller shall obtain from the lessors under all leases that are Assumed Contracts estoppels and consents in the form attached hereto as Exhibit B. If a Required Consent is not obtained, or if an attempted assignment of the related Assumed Contract would be ineffective, Seller shall provide to Buyer the benefits of such Assumed Contract and, to the extent Buyer is provided with the benefits of such Assumed Contract, Buyer shall perform or discharge on behalf of Seller the obligations and liabilities under such Assumed Contract in accordance with the provisions thereof.

6.3 Confidentiality.

(a) None of the parties hereto will use or disclose to any other Person (except as may be necessary for the consummation of the transactions contemplated hereby, or as required by Applicable Law, and then only with prior notice to the other party hereto) this Agreement or any information received from the other party hereto or their agents in the course of investigating, negotiating and performing the transactions contemplated by this Agreement; provided, however, that each party hereto may disclose such information to such party's officers, directors, employees, lenders, advisors, attorneys, accountants and financial advisors who need to know such information in connection with the consummation of the transactions contemplated by this Agreement and who are informed by such party of the confidential nature of such information. Nothing shall be deemed to be confidential information that: (i) is already in such party's possession, provided that such information is not known by such party to be subject to another confidentiality agreement with or other obligation of secrecy to the other party hereto or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by such party or such party's officers, directors, employees, lenders, advisors, attorneys or accountants, or (iii) becomes available to such party on a nonconfidential basis from a source other than another party or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with, or other obligation of secrecy to, any of the other party hereto or another party, or (iv) is developed independently by any party hereto without resort to the confidential information of the other party hereto. In the event this Agreement is terminated and the transactions contemplated hereby abandoned, each party hereto will return to the other party hereto all information, including, without limitation, all documents and other written confidential material, obtained by such party from the other party hereto in connection with the transactions contemplated by this Agreement.

6.4 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary or desirable to implement and consummate this Agreement, and otherwise use their commercially reasonable efforts to consummate the transactions contemplated hereby and to fulfill their obligations under this Agreement.

6.5 Control of the Stations. Prior to the Closing Date, Buyer shall not, directly or indirectly, control, supervise or direct or attempt to control, supervise or direct, the operation of the Stations.

6.6 Access to Information. Seller shall provide Buyer, and its representatives, agents and employees, access to and the right to copy, if applicable, any Assets and any books and records related to the Assets or the business and operation of the Stations as reasonably requested by Buyer or its representatives, agents or employees. Prior to the Closing and for two (2) years after the Closing, Seller shall provide to Buyer copies of such accounting information and reports relating to the Stations that are reasonably available to Seller in the ordinary course of business as Buyer deems reasonably necessary to enable Buyer to satisfy disclosure requirements of lenders or other reasonable business purposes. Seller agrees to use commercially reasonable efforts to make its outside independent accountants available to Buyer and its accountants.

6.7 Further Assurances. From and after the Closing, each party hereto shall from time to time, at the request of any other party hereto and without further cost or expense to such requesting party, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other party hereto may reasonably request in order more effectively to carry out this Agreement and the other agreements specified in this Agreement and to vest in the Buyer good title to the Assets, and good and marketable title to the Real Property, in all cases free and clear of all Liens, except Permitted Liens.

6.8 Environmental or Engineering Issues. Within forty-five (45) days of the date hereof, Buyer may cause to be conducted a Phase I environmental audit (the “Environmental Audit”) with respect to the Real Property by an environmental consultant reasonably acceptable to Buyer (the “Environmental Consultant”). Buyer and Seller shall reasonably cooperate in scheduling such Environmental Audit and providing reasonable access to the Real Property for such Environmental Audit. If the Environmental Consultant recommends further investigation of any potential environmental conditions with respect to the Real Property, Buyer shall promptly notify Seller and the parties shall reasonably cooperate with respect to the completion of such investigation as soon as practicable (the “Environmental Investigation”). Seller shall, prior to the Closing, make all reasonable attempts to remedy any and all environmental and engineering issues identified by Buyer with respect to the Real Property by written notice to Seller within ten (10) days of the Buyer’s receipt of the Environmental Audit and completion of the Environmental Investigation, and such remedies shall be to Buyer's satisfaction, in Buyer's sole discretion, provided, however, that in the event that the costs for such remedy exceed Twenty Five Thousand Dollars ($25,000.00), Seller may decide not to undertake such remedies. In the event that Seller does not undertake to perform the remedies as set forth herein, or the remedies are not to Buyer's satisfaction, in Buyer's sole discretion, then Buyer may elect to terminate this Agreement upon thirty (30) days prior written notice to Seller, and this Agreement shall be null and void, or Buyer may elect to proceed to consummate the transactions contemplated in this Agreement and complete the remediation after the Closing, in which event, the Parties shall agree upon a Person to prepare an estimate of the costs and expenses of such remediation, and the Purchase Price shall be adjusted downward to reflect the estimate of such remediation.

SECTION 7 - CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER

7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) All representations and warranties of Seller contained in this Agreement, if specifically qualified by materiality, shall be true and accurate in all respects, and, if not so qualified, shall be true and accurate in all material respects, at and as of the Closing Date as though made at and as of that time.

(b) Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) There shall not have been any modification of any FCC License that could have a Material Adverse Effect. Excluding any proceeding relating to the FCC Consent or disclosed on Schedule 3.4, no proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend or modify adversely any FCC License.

(d) Except for the Permitted Liens, the Real Property shall not be subject to any exceptions that interfere with the permitted or intended use of the Real Property by Buyer.

(e) Seller has remedied any and all environmental and engineering issues identified by Buyer pursuant and subject to the terms and conditions of Section 6.8.

(f) Seller shall have delivered the items required to be delivered pursuant to Section 8.3.

(g) No injunction, order, judgment or decree of any nature of any Governmental Authority of competent jurisdiction shall be in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

(h) There shall not have been a material adverse change to any of the Assets, Assumed Liabilities or the Stations.

(i) The FCC Consent shall have been granted by Final Order.

7.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing hereunder are subject at Seller's option to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) All representations and warranties of Buyer contained in this Agreement, if specifically qualified by materiality, shall be true and accurate in all respects, and, if not so qualified, shall be true and accurate in all material respects, at and as of the Closing Date as though made at and as of that time.

(b) Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have delivered the items required to be delivered pursuant to Section 8.4.

(d) No injunction, order, judgment or decree of any nature of any Governmental Authority of competent jurisdiction shall be in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

SECTION 8 - CLOSING AND CLOSING DELIVERIES

8.1 Closing.

(a) Subject to the satisfaction or waiver (by the party for whose benefit the condition is imposed) of the conditions described in Article 7, the parties hereto shall consummate the transactions contemplated hereby at the Closing, which shall take place as of 12:01a.m. Little Rock, Arkansas time on a date that is within ten (10) Business Days following the date the FCC Consent becomes a Final Order (or, upon waiver of such Final Order condition by Buyer, in its sole discretion, within ten (10) Business Days following the publication of the grant of the FCC Consent) and as Buyer shall specify in writing to Seller at least five (5) Business Days in advance or, if Buyer fails to so specify, on the last date in the time period provided for in the foregoing (the “Closing Date”).

(b) The risk of any loss, damage, impairment, confiscation or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing. If the regular broadcast transmission in the normal and usual manner is interrupted for a continuous period of seventy-two (72) hours or more at any time prior to the Closing solely as a result of the actions of Seller, then Buyer, in its sole discretion, by providing written notice to Seller, may (i) terminate this Agreement with no further liability or obligation owed between the Parties, or (ii) postpone the Closing to a date that is fifteen (15) days after the end of such interruption and, if applicable, Seller's completion of the restoration and replacement of any Assets at Seller's sole expense. If any Asset shall suffer any material damage or destruction prior to the Closing Date, Seller shall promptly notify Buyer in writing of such damage and destruction, and shall advise Buyer in writing of the estimated cost to complete such restoration, repair or replacement. If such restoration, repair or replacement exceeds $100,000 and is not accomplished prior to the Closing Date, as the same may be extended by the parties, Buyer may terminate this Agreement in its sole and absolute discretion, postpone the Closing until the restorations, repair or replacements are accomplished to Buyer’s satisfaction, or proceed to consummate the transactions contemplated in this Agreement and complete the restorations, repair or replacements after the Closing, in which event, the Parties shall agree upon a Person to prepare an estimate of the costs and expenses of such restorations, repair or replacements, and the Purchase Price shall be adjusted downward to reflect the estimate of such restorations, repair or replacements.

8.2 Closing Place. The Closing shall be held at such place that is agreed in writing by Buyer and Seller, and in the absence of agreement, as determined by Buyer.

8.3 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

(a) Duly executed assignments and other conveyancing documents to convey and vest good title in and to the Assets to Buyer, free and clear of all Liens, except for Permitted Liens. Such documents shall include, without limitation, the following:

(i) An Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”), duly executed by Seller;

(ii) An Assignment and Acceptance Agreement of the FCC Licenses (the “Assignment and Acceptance Agreement”), duly executed by Licensee; and

(iii) A Bill of Sale (the “Bill of Sale”), duly executed by Seller.

(b) The Required Consents in a form and substance acceptable to Buyer in Buyer’s sole discretion, together with any other consents received prior to Closing;

(c) A certificate, dated as of the Closing Date, executed by Seller, certifying to the fulfillment of the conditions set forth in Sections 7.1(a) and (b);

(d) A certificate, dated as of the Closing Date, executed by Seller, certifying that the resolutions, as attached to such certificate, were duly adopted by the Board of Directors of Seller, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect;

(e) Certificates of incumbency for the officers of Seller duly authorized to execute and deliver this Agreement and the agreements contemplated hereby;

(f) Standard documentation (including, without limitation, certain affidavits of Seller) that may be reasonably requested of Seller by Buyer in connection with Buyer obtaining a title insurance policy relating to the Real Property;

(g) Termination statements and such other documentation as Buyer may reasonably require and in form reasonably acceptable to Buyer evidencing the discharge and release of any Liens (other than Permitted Liens) on the Assets;

(h) An Acknowledgement of the Purchase Price;

(i) If applicable, all forms and other documents required by the State or County in which the Real Property is located to effectuate the transactions contemplated hereby; and

(j) Such other documents as may reasonably be requested by Buyer

8.4 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller and Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

(a) The Purchase Price, in accordance with Section 2.5 hereof,

(b) Appropriate assumption and acceptance agreements pursuant to which Buyer shall assume and undertake to perform Seller's obligations under the Assumed Contracts and under the FCC Licenses to the extent such obligations arise after Closing, including, without limitation, the following:

(i) The Assignment and Assumption Agreement, duly executed by Buyer;

(ii) The Bill of Sale, duly executed by Buyer.

(iii) Such other documents as may reasonably be requested by Seller.

(c) A certificate, dated as of the Closing Date, executed by Buyer, certifying to the fulfillment of the conditions set forth in Sections 7.2(a) and (b);

(d) A certificate, dated as of the Closing Date, executed by Buyer, certifying that the resolutions, as attached to such certificate, where duly adopted by the Board of Directors of Buyer, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect;

(e) Certificates of incumbency for the officers of Buyer duly authorized to execute and deliver this Agreement and the agreements contemplated hereby; and

(f) Such other documents as may be reasonably requested by Seller.

SECTION 9 - TERMINATION

9.1 Termination of Agreement. This Agreement may be terminated only as follows:

(a) at any time by mutual written consent of Seller, on the one hand, and Buyer, on the other;

(b) by Buyer in the event of a breach by Seller of any representation, warranty, covenant or other obligation contained herein that (i) would give rise to the failure of a condition set forth in Section 7.1(a) or 7.1(b) and (ii) has not been cured within thirty (30) days after the giving of written notice to Seller of such breach; provided, however, that the Buyer is not then in default or breach in any material respect of its obligations under this Agreement;

(c) by Seller in the event of a breach by Buyer of any representation, warranty, covenant or other obligation contained herein that (i) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to Buyer of such breach; provided, however, that the Seller is not then in default or breach in any material respect of its obligations under this Agreement;

(d) by any party hereto, upon written notice to the other party, if any Governmental Authority of competent jurisdiction shall have issued a final and permanent order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(e) by Buyer, in the event that Seller becomes or is declared insolvent or bankrupt, makes an assignment for the benefit of all or substantially all of its creditors, enters into an agreement for the composition, extension or readjustment of all or substantially all or of its obligations, or becomes the subject of any proceeding related to its liquidation or insolvency or for the appointment of a receiver or similar officer and such proceeding is not dismissed within sixty (60) days;

(f) by Seller, in the event that Buyer becomes or is declared insolvent or bankrupt, makes an assignment for the benefit of all or substantially all of its creditors, enters into an agreement for the composition, extension or readjustment of all or substantially all or of its obligations, or becomes the subject of any proceeding related to its liquidation or insolvency or for the appointment of a receiver or similar officer and such proceeding is not dismissed within sixty (60) days;

(g) by Buyer in accordance with Sections 6.8 or 8.1(b); or

(h) by Buyer, upon written notice to Seller, in the event that the Closing has not taken place on or before the date that is twelve (12) months from the date on which the Assignment Application was accepted for filing by the FCC. (other than as a result of any failure on the part of Buyer to comply with or perform in any material respect any covenant or obligations set forth in this Agreement).

(i) In addition, Seller may terminate this Agreement for any reason prior to the Closing Date upon providing ten (10) days written notice to Buyer, if it is otherwise not in breach or default of its obligations under this Agreement, provided, however, that Seller shall reimburse Buyer within a reasonable period of time for any and all reasonable and documented expenses Buyer incurred in entering into this Agreement, including but not limited to attorneys fees and/or bank processing fees. Seller agrees to exercise its right to terminate under this section if it refinances its debt with its current lender.

9.2 Procedure and Effect of Termination.

(a) In the event of termination of this Agreement by any party or parties hereto pursuant to Section 9.1, written notice thereof shall be given promptly to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto, but subject to and without limiting any of the rights of the parties specified herein in the event a party hereto is in default or breach in any material respect of its obligations under this Agreement. In the event that this Agreement is terminated pursuant to the terms and subject to the conditions hereof, upon the Termination Date:

(i) Except as otherwise provided herein, none of the parties hereto nor any of their respective partners, directors, officers, shareholders, employers, agents or Affiliates (each, a “Related Party”) shall have any liability or further obligation to the other party or any of their respective Related Parties pursuant to this Agreement with respect to which termination has occurred, except for the obligations of Seller and Buyer as stated in Sections 6.3 and 10 and this Section 9.2; and

(ii) All filings, applications and other submissions relating to the transactions contemplated hereby as to which termination has occurred shall, to the extent practicable, be withdrawn from the agency or other Person to which made.

(b) Upon the event of Termination, neither Party shall be liable to the other for any special or punitive damages.

9.3 Attorneys' Fees, Costs and Expenses. If Buyer or Seller commences an action against the other to enforce any of the terms of this Agreement or because of the breach by Buyer or Seller of any of the terms of this Agreement, the non-prevailing party shall pay to the prevailing party its reasonable attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action. The term “prevailing party” means the party obtaining substantially the relief sought, whether by compromise, settlement or judgment.

SECTION 10 - SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION; CERTAIN REMEDIES

10.1 Survival. The representations and warranties contained herein shall survive the Closing for a period of twelve (12) months after the Closing Date and shall terminate on such date except to the extent that any claims for indemnification in respect of a breach of any such representation or warranty is made on or before such date, in which case such representation or warranty shall survive until the resolution of such claim. Any claim for indemnification in respect of a covenant or agreement hereunder to be performed before the Closing shall be made before the date that is twelve months after the Closing Date. The covenants and agreements contained herein and to be performed to any extent after the Closing Date shall survive the Closing for a period of twelve months year after the Closing Date and shall terminate on such date and any claims for indemnification in respect of a breach of such covenants to be performed in any respect after the Closing Date must be made on or before such date. The covenants and agreements that survive for any other period as specifically provided in this Agreement shall survive for the period so specified. Notwithstanding anything in the foregoing to the contrary, the twelve month limitation shall not be applicable to claims arising under the Seller Fundamental Representations which shall survive until the expiration of the applicable statute of limitations for each respective claim.

10.2 Indemnification by Seller.

(a) Subject to paragraph (b) below, after the Closing, Seller hereby agrees to indemnify, defend and hold Buyer, harmless against and with respect to, and shall reimburse Buyer for, any and all Damages which Buyer may suffer or incur as a result of or in connection with:

(i) any breach or inaccuracy of any representation or warranty of Seller made in this Agreement or any certificate, document or instrument prepared by Seller and delivered to Buyer pursuant to the terms and subject to the conditions hereof;

(ii) any failure by Seller to carry out, perform or otherwise fulfill or comply with any covenant, agreement, undertaking or obligation of Seller under this Agreement;

(iii) the Retained Liabilities;

(iv) any Person claiming a broker’s or finder’s fee or commission, or similar payment or remuneration in respect of the transactions contemplated herein; and

(v) any suit, action or other proceeding brought by any Governmental Authority or any other Person arising out of, or related to, any of the matters referred to in the foregoing clauses (i) through (iv) of this Section 10.2(a).

(b) Seller's obligation to indemnify Buyer pursuant to Section 10.2(a) shall be subject to all of the following limitations:

(i) Buyer shall be entitled to indemnification only for those Damages arising with respect to any claim as to which Buyer has given Seller written notice within the appropriate time period set forth in Section 10.1 hereof for such claim.

(ii) The parties agree that the payment of any and all claims made by Buyer for indemnification hereunder, for whatever reason, other than for claims for indemnification with respect to any Retained Liabilities, shall be limited to an aggregate amount equal to the Purchase Price.

10.3 Indemnification by Buyer.
(a) After the Closing, Buyer hereby agrees to indemnify, defend and hold Seller harmless against and with respect to, and shall reimburse Seller for, any and all Damages which Seller may suffer or incur as a result of or in connection with:

(i) any breach or inaccuracy of any representation or warranty of Buyer made in this Agreement or any certificate, document or instrument prepared by Buyer and delivered to Seller pursuant to the terms and subject to the conditions hereof;

(ii) any failure by Buyer to carry out, perform or otherwise fulfill or comply with any covenant, agreement, undertaking or obligation of Buyer under this Agreement;

(iii) the Assumed Liabilities;

(iv) any Person claiming a broker’s or finder’s fee or commission, or similar payment or remuneration in respect of the transactions contemplated herein; and

(v) any suit, action or other proceeding brought by any Governmental Authority or any other Person arising out of, or related to, any of the matters referred to in the foregoing clauses (i) through (iv).

(b) Seller shall be entitled to indemnification pursuant to Section 10.3(a) only for those Damages arising with respect to any claim as to which Seller have given Buyer written notice within the appropriate time period set forth in Section 10.1 hereof for such claim.

10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

(a) The party claiming indemnification (the “Claimant”) shall promptly give notice to the party or parties hereto from which indemnification is claimed (the “Indemnifying Party”) of any claim, specifying in reasonable detail the factual basis for the claim, the amount thereof, estimated in good faith, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such indemnification claim shall have occurred. If the claim relates to an action, suit or proceeding filed by another Person against Claimant, such notice shall be given by Claimant within ten (10) Business Days after written notice of such action, suit or proceeding was given to Claimant.

(b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable, and the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty (30)-day period to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim, subject to the terms hereof. If the Claimant and the Indemnifying Party do not agree within the thirty (30)-day period, the Claimant may seek appropriate remedy at law or equity, as applicable, subject to the limitations hereof.

(c) With respect to any claim by any other Person against the Claimant (a “Third Party Claim”), the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any Third Party Claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any Third Party Claim, then the Claimant may defend through counsel of its own choosing and (so long as it gives the Indemnifying Party at least ten (10) Business Days notice of the terms of the proposed settlement thereof and permits the Indemnifying Party to then undertake the defense thereof) settle such claim, action or suit and to recover from the Indemnifying Party the amount of such settlement or of any judgment and the costs and expenses of such defense. The Indemnifying Party shall not compromise or settle any Third Party Claim without the prior written consent of the Claimant, which consent will not be unreasonably withheld or delayed.

(d) If a claim, whether between the parties or by any other Person, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

(e) Subject to the limitations set forth herein and without expanding the total liability of Buyer or Seller hereunder, the indemnification rights provided in this Section 10 shall extend to the Related Parties although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such Related Parties shall be made by and through the Claimant.

SECTION 11 - MISCELLANEOUS

11.1 Fees and Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of counsel, accountants, agents and representatives.

11.2 Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by personal delivery or sent by commercial delivery service or certified mail, return receipt requested, (iii) deemed to have been given the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt and (iv) addressed as follows:

(a) If to Seller:

  EBC Southwest Florida, Inc.
  #1 Shackleford Dr., Suite 400
  Little Rock, AR
  Attention: Greg Fess, President

(b) If to Buyer:

  Luken Communications, LLC

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.2.

11.3 Benefit and Binding Effect. No party hereto may assign this Agreement without the prior written consent of the other party hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns.

11.4 Further Assurances. Subject to the terms and conditions of this Agreement, from time to time prior to, at and after the Closing Date, each party hereto will use commercially reasonable efforts to take, or cause to be taken, all such actions and to do or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement.

11.5 Governing Law; Venue. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its conflict of law rules.

11.6 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party hereto entitled to the benefits thereof only by a written instrument signed by the party or parties granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.6.

11.7 Severability. If any provision of this Agreement shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Applicable Law so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

11.8 Specific Performance. The parties recognize and agree that the Assets are unique and that if, prior to Closing, Seller breaches this Agreement and refuses to perform under the provisions hereof, Buyer would be damaged irreparably and the award of monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled to obtain specific performance of the terms of this Agreement, and to injunctive or other equitable relief as remedies or any such breach or failure to perform. If any action for specific performance is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is adequate remedy at law.

11.9 Entire Agreement. This Agreement, the Schedules and Exhibits hereto, and all documents, certificates and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter of this Agreement. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented or changed except by an agreement in writing that is signed by the parties hereto.

11.10 Counterparts. This Agreement maybe executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Each party hereto agrees that the delivery of the Agreement by facsimile or other electronic transmission will be deemed to be an original of the Agreement so transmitted.

11.11 Knowledge. Buyer or Seller, as applicable, will be deemed to have “knowledge” of a particular matter, and the particular matter will be deemed to be “known” by Buyer or Seller, as applicable, if any director, manager or officer of Buyer or Seller, as applicable, or any Affiliate of Buyer or Seller, as applicable, providing services to or for the benefit of the Assets, has actual knowledge of such matter or would reasonably be expected to have knowledge of such matter following reasonable inquiry of the appropriate employees and agents of Buyer or Seller, as applicable.

11.12 Interpretation The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any person or entity by virtue of the authorship of any of the provisions of this Agreement.

[The Remainder Of This Page Is Intentionally Left Blank]

IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed by the duly authorized officers of Buyer and Seller.

LUKEN COMMUNICATIONS, LLC	EBC SOUTHWEST FLORIDA, INC.

By: Henry G. Luken	By: Gregory Fess
Name: Henry G. Luken	Name: Gregory Fess
Title: Member	Title: President

For the limited purpose of his obligations under Section 4.8

HENRY LUKEN

/s/ Henry G. Luken

By: Henry G. Luken

[Signature page to Asset Purchase Agreement]

EXHIBIT A

DEFINED TERMS

Accounts Receivable means the rights of Seller as of the Closing Date to payment for the sale of advertising time and other goods and services by the Stations prior to the Effective Time.

Adjustment Report has the meaning ascribed thereto in Section 2.6(c).

Adjustment Settlement Date has the meaning ascribed thereto in Section 2.6(e).

Affiliate means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

Agreement has the meaning ascribed thereto in the preamble.

Allocation has the meaning ascribed thereto in Section 2.7.

Applicable Environmental Laws means any and all laws, statutes, regulations and judicial interpretations thereof of the United States, of any state in which the Assets, or any portion thereof, or the Stations are located, and of any other government or quasi-government authority having jurisdiction, that relate to the prevention, abatement and elimination of pollution and/or protection of the environment, including the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Safe Drinking Water Act, the Toxic Substances Control Act and the Hazardous Materials Transportation Act, together with all state statutes serving any similar or related purposes, as in effect on or prior to the date of this Agreement.

Applicable Law means any applicable constitution, treaty, statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, directive, requirement, ruling or decision of, agreement with, or by a Governmental Authority.

Assets has the meaning ascribed thereto in Section 2.1.

Assignment and Acceptance Agreement has the meaning ascribed thereto in Section 8.3(a)(ii).

Assignment and Assumption Agreement has the meaning ascribed thereto in Section 8.3(a)(i).

Assignment Application means the application to be filed with the FCC in order to obtain the consent of the FCC to the assignment of the FCC Licenses from Seller to Buyer.

Assumed Contracts means (i) all Contracts listed on Schedule 3.7 and (ii) any Contracts entered into by Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume; provided, however, that Assumed Contracts shall in no event include Excluded Contracts and, provided, further, that the Assumed Contracts shall in no event include any Employee Contract.

Assumed Liabilities has the meaning ascribed thereto in Section 2.3(a).

Bill of Sale has the meaning ascribed thereto in Section 8.3(a)(iv) hereof.

Business Day means any day excluding Saturdays, Sundays and any day that is a legal holiday under the laws of the United States or is a day on which federal banking institutions located in or around Ft. Myers, Florida are authorized or required by law or other governmental action to close.

Buyer has the meaning ascribed thereto in the Preamble.

Buyer Employee has the meaning ascribed thereto in Section 5.8.

Claimant has the meaning ascribed thereto in Section 10.4(a).

Closing means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

Closing Adjustment Amount has the meaning ascribed thereto in Section 2.6(b).

Closing Adjustment Statement has the meaning ascribed thereto in Section 2.6(b).

Closing Date has the meaning ascribed thereto in Section 8.1.

Code means the Internal Revenue Code of 1986, as amended.

Communications Act means the Communications Act of 1934, as amended, and the rules, regulations, and policies of the FCC promulgated thereunder.

Contracts means all contracts, leases, non-governmental licenses and other agreements (including, without limitation, leases for personal or real property and employment agreements), written or oral (including, without limitation, any amendments and other modifications thereto).

Control means having the power to direct the affairs of a Person by reason of either (i) owning or controlling the right to vote a sufficient number of shares of voting stock or other voting interest of such Person or (ii) having the right to direct the general management of the affairs of such Person by contract or otherwise.

Damages means all claims, demands, actions, causes of action, assessments, losses, investigations, proceedings, damages, penalties, fines, costs, payments, expenses and judgments, including, without limitation, interest and penalties and reasonable attorneys' fees, disbursements and expenses. Notwithstanding any provision of this Agreement to the contrary, Damages shall not include, and neither party shall be liable hereunder for, any incidental or consequential damages, or loss of profits or opportunities, or any exemplary or punitive damages, regardless of the circumstances from which such damages arose.

Effective Time means 12:01 a.m., Little Rock, Arkansas time, on the Closing Date.

Employee Contracts has the meaning ascribed thereto in Section 3.12.

Employee Plan means any retirement, severance, medical, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA to which either of the Seller or any entity related to Seller (under the terms of Sections 414(b) or (c) of the Code) contributes or which Seller or any entity related to Seller (under the terms of Sections 414(b) or (c) of the Code) sponsors or maintains.

Employees has the meaning ascribed thereto in Section 3.12.

Environmental Consultant has the meaning ascribed thereto in Section 6.8(a).

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Excluded Assets shall have the meaning ascribed thereto in Section 2.2.

Excluded Contracts shall have the meaning ascribed thereto in Section 2.2(d).

FCC shall have the meaning ascribed thereto in the Preliminary Statement.

FCC Consent means action by the FCC granting its consent to the Assignment Application and the consummation of the transactions contemplated thereby.

FCC Licenses means (i) all licenses, permits, construction permits and other authorizations issued by or pending before the FCC necessary or useful for the business or operation of the Stations or the conduct of the Stations (including, without limitation, the rights in and to the Stations’ call signs), and (ii) those items listed in Schedule 3.4.

Final Adjustment has the meaning ascribed thereto in Section 2.6(d).

Final Adjustment Amount has the meaning ascribed thereto in Section 2.6(e).

Final Adjustment Statement has the meaning ascribed thereto in Section 2.6(e).

Final Order means an action by the FCC or other regulatory authority having jurisdiction (i) with respect to which action no timely request for stay, motion or petition for reconsideration or rehearing, application or request for review or notice of appeal or other judicial petition for review is pending and (ii) as to which the time for filing any such request, motion, petition, application, appeal or notice and for the entry of orders staying, reconsidering or reviewing on the FCC's or such other regulatory authority's own motion has expired.

Financial Statements has the meaning ascribed thereto in Section 3.9.

Governmental Authority means any government, any governmental entity, department, commission, board, agency or instrumentality and any court, tribunal or judicial or arbitral body, whether federal, state or local.

Hazardous Substance means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, lead or lead-containing materials, polychlorinated biphenyls, and any other chemicals, materials, substances, or wastes which are defined as or included in the definitions of “hazardous substances,” “hazardous materials,” “hazardous wastes,” or words of similar import under Applicable Environmental Laws.

Holdings has the meaning ascribed thereto in the Preamble.

Indemnifying Party has the meaning ascribed thereto in Section 10.4(a).

Independent Auditor has the meaning ascribed thereto in Section 2.6(d).

Intangibles means (i) all copyrights (including registrations and any applications for registration), trademarks, trade names, service marks, service names, franchises, licenses, software, computer programs and computer license interests, patents, permits, jingles, logos, proprietary information, technical information and data and other similar intangible property rights and interests applied for, issued to or owned by Seller or under which Seller is licensed or franchised and that are used or useful in the business or operation of the Stations, and (ii) those items listed on Schedule 3.8.

Internet Websites means all domain leases, URLs and domain names of the Station, the right to use those domain names in accordance with Applicable Law, the content located and publicly accessible from those domain names that is not proprietary to Seller.

Licensee has the meaning ascribed thereto in the Preamble.

Lien means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind, whether statutory or otherwise, in respect of such asset.

Material Adverse Effect means an adverse effect that is material to business or operation of the Stations and the Assets, taken as a whole, financially or otherwise.

Seller has the meaning ascribed thereto in the Preamble.

Permitted Liens means (i) liens for Taxes not yet due and payable; (ii) liens for property Taxes not delinquent; and (iii) any Liens disclosed in Schedule 3.5 or 3.6.

Person means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership or other entity or organization.

Preliminary Adjustment Statement has the meaning ascribed thereto in Section 2.6(a).

Purchase Price has the meaning ascribed thereto in Section 2.4.

Real Property means (i) all real property (owned or leased) and all improvements, fixtures and fittings (such as towers and antennae) thereon used or useful in the business and operation of the Stations, and (ii) the real property listed on Schedule 3.5.

Related Party has the meaning ascribed thereto in Section 9.2(b)(i).

Required Consents means consents, approvals, waivers, clearances and estoppels, if applicable, to those certain Assumed Contracts that may require consent to assign to Buyer or its designee and such other consents, approvals, waivers, or clearances from Governmental Authorities or third parties.

Retained Liabilities has the meaning ascribed thereto in Section 2.3(b).

Seller has the meaning ascribed thereto in the Preamble.

Seller Fundamental Representations shall mean Sections 3.1, 3.2, 3.3, 3.4, 3.10, 3.16 and 3.19.

Stations has the meaning ascribed thereto in the Preliminary Statement.

Tangible Personal Property means (i) all machinery, equipment, computers, tools, vehicles, fixtures, furniture, office equipment, inventory, spare parts, products, customer lists relating to the Stations, proprietary information, technical information, data, maps, computer discs and tapes, plans, diagrams, blueprints and schematics and other tangible personal property that is used or useful in the business or operation of the Stations, and (ii) those items listed on Schedule 3.6.

Tax means any federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, capital, transfer, employment, withholding or other tax or governmental assessment, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

Tax Return means any tax return, declaration of estimated tax, tax report or other tax statement or any other similar filing required to be submitted by Seller relating to the Stations to any governmental authority with respect to any Tax.

Termination Date means the date on which a termination of this Agreement pursuant to the terms and subject to the conditions of this Agreement shall be effective.

Third Party Claim has the meaning ascribed thereto in Section 10.4(c).

Transfer Taxes has the meaning ascribed thereto in Section 2.8.

WARN Act means the Worker Adjustment and Retraining Notification Act.